Exhibit 1

ENGAGEMENT LETTER

Matthew Wolfson, CEO

Electromedical Technologies, LLC

16561 N 92nd ST Suite 101

Scottsdale, AZ  85260

June 9, 2017

Ladies and Gentlemen:

This engagement letter (the “Agreement”) confirms the terms upon which Electromedical Technologies (the “Client”) engages FinTech Clearing, LLC (“FTC”). FTC is engaged to act as the exclusive managing broker-dealer (“Managing Broker-Dealer”) to the Client in connection with an Offering (as defined below) of securities on behalf of the Client upon signing this letter.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

(1)	Scope of Engagement.

Client hereby engages FTC as its exclusive managing broker-dealer in an offering (the “Offering”) of securities (the “Securities”) in one or more related transactions to purchasers pursuant to Tier 2 of Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”) .

Sales of Regulation A securities are executed on a “Best Efforts” basis. Therefore, Client understands that Managing Broker-Dealer cannot and does not guarantee that it will be able to successfully complete the Offering or raise capital for the Client.

Subject to the requirements of Paragraph 10, the Managing Broker-Dealer is authorized to enlist other members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) acceptable to the Client, which acceptability will be reflected in a writing from Client, (the “Selected Dealers”) to sell the Securities. Any fees or commissions due to any Selected Dealers utilized in the Offering will be paid from the amounts payable to the Managing Broker-Dealer under Section 3 hereof.

(2)	Offering Process.

In connection with the Offering, and subject to the provisions of Paragraph 10, Managing Broker-Dealer will:

(a)	familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Client and its industry;

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(b)	review to its satisfaction the offering documents (the “Offering Materials”) prepared in connection with the Offering;

If Managing Broker-Dealer is satisfied with the results of its due diligence of Client, Managing Broker-Dealer shall:

(c)	enter into an offering deposit account agency agreement with the Client in the form attached as Exhibit A for receipt of Subscriber funds into the “Offering Deposit Account”;

(d)	identify possible investors which might have an interest in receiving the Offering Materials and evaluating participation in the Offering;

(e)	contact one or more possible investors in the Securities (the “Potential Investors”) and distribute the Offering Materials to those requesting receipt of the same subject to the requirements of Paragraph 10;

(f)	attend meetings (including telephone conferences and web-based meetings) with Client and Potential Investors; and assist the Client in responding to due diligence requests from Potential Investors;

(g)	assist the Client in closing on the sale of Securities to those Potential Investors accepted by Client in the Offering;

(h)	enter into a selected dealer agreement in such form as may be acceptable to and approved by the Client with each Selected Dealer, and not modify, amend or supplement the terms of any such agreement without the prior written consent of the Client; and

(i)	provide, or require the Selected Dealer to provide, each Potential Subscriber with a copy of the final Offering Circular and any exhibits and appendices thereto.

(3)	Compensation.

For the services rendered and to be rendered hereunder by Managing Broker-Dealer, the Client agrees to compensate Managing Broker-Dealer as follows (the “Compensation”):

(a)	Offering Fee. The “Offering Fee” shall be equal to 7% of the total dollar amount of equity capital raised in the Offering. The Offering Fee shall be paid to Managing Broker-Dealer contemporaneously with each closing of the sale of Securities pursuant to the Offering. The Offering Fee above will also be due and payable to Managing Broker-Dealer, per the above fee percentages, on any amounts raised, funded or committed by Client, its affiliates, or any of their respective personnel, owners, board members, Advisers or other associated parties.

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(b)	Due Diligence Fees. The Client shall pay to the Managing Broker-Dealer a non-refundable, non-recoupable due diligence fee of $25,000 with $5,000 due upon the Effective Date and $20,000 due upon initial closing.

(4)	Expenses

(a)	Expenses. The Client will reimburse the Managing Broker-Dealer in a timely manner for all expenses relating to the Offering, including, but not limited to, printing, road show, travel, virtual data room, legal fees incurred through the underwriting, filing FINRA documents (e.g. 5110 forms, etc.), in connection with the Offering (to the extent not provided by Client). Managing Broker-Dealer expenses are estimated to be $25,000 with $10,000 due upon the Effective Date. Other such reimbursements shall be made promptly (but in no event more than 30 days after the submission of those expenses to the Client) upon submission by the Managing Broker-Dealer. Any expense exceeding $1,000 shall be pre-approved in writing by the Client.

(5)	Certain Covenants, Representations and Warranties of Client.

(a)	In connection with Managing Broker-Dealer's activities hereunder, Client will cooperate with Managing Broker-Dealer and provide it reasonable access to the officers, directors, employees and Advisers of Client, and furnish to Managing Broker-Dealer all information and data regarding the business and financial condition of Client that the Managing Broker-Dealer deems appropriate for purposes of the Offering (the “Information”).

(b)	The Client represents and warrants that:

(i)	as of each date of offer of the Securities and each date of closing of the Offering, the Offering Materials will be, taken as a whole, complete and correct in all material respects and, except for those statements for which written supplemental corrections or additions have been made or given to the investors participating in such closing, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(ii)	any projected financial information or other forward-looking information which the Client provides to Managing Broker-Dealer will be made by Client in good faith, based on management's best estimates at the time and based on facts and assumptions, which management believes are reasonable. A full management’s discussion of the underlying assumptions and risks relating to not achieving such projections will accompany any such projections used.

(c)	The Client acknowledges and agrees that Managing Broker-Dealer, in rendering its services hereunder:

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i.	will be using and relying on the Information provided by Client (as well as information available from public sources and other sources deemed reliable by Managing Broker-Dealer) without independent investigation or verification thereof or independent appraisal or evaluation of the Client, or its respective subsidiaries or affiliates, or any of their respective businesses or assets;

ii.	is authorized to transmit to any Potential Investor the Offering Materials and forms of subscription agreements and any other legal documentation supplied to Managing Broker-Dealer for transmission to any Potential Investor by or on behalf of the Client in connection with the Offering; and

iii.	does not and will not assume responsibility for the accuracy or completeness of the Offering Materials or any Information or other Information regarding the Client. Managing Broker-Dealer reserves the right to investigate and independently verify the Client’s representations and claims.

Except for disclosure provided to Client with respect to FTC’s role as Managing Broker-Dealer which appears on the cover page of the Offering Circular filed with the SEC and the section of the Offering Circular entitled “Plan of Distribution,” Client will be solely responsible for the contents of the Offering Materials (as amended and supplemented and including any information incorporated therein by reference).

(d)	If at any time prior to the completion of the offer and sale of the Securities an event occurs or circumstance exists and the Offering Materials (as then amended and supplemented) includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Client will promptly notify Managing Broker-Dealer of such event and Managing Broker-Dealer will suspend solicitations of prospective purchasers of the Securities until such time as Client shall prepare (and Client agrees that, if it shall have notified Managing Broker-Dealer to suspend solicitations after Client has accepted orders from prospective purchasers, it will promptly prepare) a supplement or amendment to the Offering Materials which corrects such statement(s) or omission(s).

(e)	The Client acknowledges and agrees that (i) any advice rendered or material provided by Managing Broker-Dealer during the term of this Agreement or during the Offering process was and is intended solely for the benefit and confidential use of the Client and will not be reproduced, summarized, described or referred to or given to any other person or entity for any purpose without Managing Broker-Dealer's prior written consent; (ii) Managing Broker-Dealer will act as an independent contractor and is being retained solely to assist Client in its efforts to effect the Offering; (iii) Managing Broker-Dealer is not and will not be construed as a fiduciary of the Client and will have no duties or liabilities to the equity holders or creditors of the Client or to any other person or entity by virtue of this Agreement, and the retention of Managing Broker-Dealer hereunder, all of which duties and liabilities are hereby expressly waived; (iv) Managing Broker-Dealer does not provide legal, accounting and/or tax advice and Client agrees to retain its own counsel concerning any necessary legal, accounting and tax matters; and (v) nothing contained herein shall be construed to obligate Managing Broker-Dealer to purchase, as principal, any of the securities offered in the Offering.

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(f)	The Client represents and warrants to Managing Broker-Dealer that there are no brokers, representatives or other persons which have an interest in compensation due to Managing Broker-Dealer from any transaction contemplated herein.

(g)	The Client represents to Managing Broker-Dealer that it has not taken, and agrees that it will not take, any action, directly or indirectly, so as to cause the Offering to fail to be entitled to the exemption from registration afforded by Regulation A of the Securities Act. In effecting the Offering, the Client agrees to comply in all material respects with applicable provisions of the Securities Act and any regulations thereunder and any applicable state laws and requirements, as well as any federal, state or foreign judicial decisions or opinions related thereto.

(h)	The Client represents and warrants that it does not and will not make any sale of the Securities with a view to distribution of the Securities (until the Offering of the Securities is qualified by the SEC), and that this Offering does not and shall not violate any federal, state, local, foreign or other laws, rules, regulations or interpretations, including those rules, regulations and interpretations of the SEC, IRS, FINRA and any other self-regulatory organization or domestic or foreign governmental agency or entity.

(i)	The Client will not at any time during the term of this engagement, or for a period of six months following completion of the Offering of Securities contemplated hereby, make any reference publicly to the transactions contemplated hereby, by way of the issuance of a press release, the Offering of an advertisement or otherwise, without the prior consent of Managing Broker-Dealer.

(j)	The Client will take such action as is necessary to qualify the Offering of the Securities for offer and sale under the securities laws of such states and other jurisdictions of the United States (including but not limited to Federal) and foreign jurisdictions into which the Offering is extended as may be legally required.

(k)	The Client agrees that any subscription or other similar agreement pursuant to which Securities are sold shall be in form and substance reasonably satisfactory to Managing Broker-Dealer and its counsel, shall comply with all applicable federal, state and foreign laws, rules and regulations and such other terms and conditions as are customary for transactions of securities of such nature. The Client agrees that any representations and warranties made by it to any investor in the Offering shall be deemed also to be made to Managing Broker-Dealer for its benefit.

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(6)	Indemnification of Managing Broker-Dealer.

(a)	In the event that Managing Broker-Dealer becomes involved in any capacity in any action, proceeding investigation or inquiry in connection with any matter referred to in this Agreement or arising out of the matters contemplated by this Agreement (including but not limited to, the Information and Client’s failure to comply with, violation of, or alleged violation of the U.S. securities laws and the rules promulgated thereunder and the securities laws and regulations of any state or other jurisdiction applicable to their conduct), other than any matter relating to any tax payments payable by Managing Broker-Dealer as a result of Managing Broker-Dealer’s activities under or in connection with this Agreement, and other than any matter arising from a breach by Managing Broker-Dealer of its representations and warranties set forth in this Agreement or other legal duties (including but not limited to compliance with securities laws), Client agrees to promptly reimburse Managing Broker-Dealer for its legal and other expenses ( including but not limited to the cost of any investigation and preparation as they are incurred by Managing Broker-Dealer in connection therewith), unless and to the extent that it shall be finally judicially determined by a court of competent jurisdiction that such action, proceeding, investigation or inquiry arose out of the gross negligence or willful misconduct of Managing Broker-Dealer in performing the services, which are the subject of this Agreement.

(b)	Client also agrees to indemnify Managing Broker-Dealer and hold it harmless from and against any and all losses, claims, damages, liabilities, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, counsel’s fees and expenses and the costs of investigation and preparation for and any other costs associated with any action, proceeding, investigation or inquiry in which Managing Broker-Dealer may be involved in any capacity) incurred by Managing Broker-Dealer in connection with or as a result of any matter referred to in this Agreement or arising out of any matter contemplated by this Agreement (including, but not limited to, the Information and Client’s failure to comply with violation of or alleged violation of the U.S. securities laws and the rules promulgated there under and securities laws and regulations of any state or other jurisdiction applicable to their conduct), other than any matter relating to any tax payments payable by the Managing Broker-Dealer as a result of Managing Broker-Dealer’s activities under or in connection with this Agreement and other than any matter arising from a breach by Managing Broker-Dealer of its representations and warranties set forth herein or other legal duties (including but not limited to compliance with securities laws), unless and to the extent that it shall be finally judicially determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the gross negligence or willful misconduct of Managing Broker-Dealer in performing the services, which are the subject of this Agreement. For purpose of this paragraph, Managing Broker-Dealer shall include the officers, directors, employees, agents and controlling persons of FTC. The foregoing indemnification shall be in addition to any rights that any indemnified Party may have at common law or otherwise.

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(7)	Indemnification of Client.

(a)	In the event that the Client becomes involved in any capacity in any action, proceeding, investigation or inquiry in connection with any matter referred to in this Agreement or arising out of the matters contemplated by this Agreement, Managing Broker-Dealer agrees to promptly reimburse Client for its legal and other expenses (including but not limited to the cost of any investigation and preparation as they are incurred by Client in connection therewith) unless, and to the extent that it shall be finally judicially determined by a court of competent jurisdiction that such action, proceeding, investigation or inquiry arose out of the gross negligence or willful misconduct of Client concerning any warranties, representations, or other acts under this Agreement.

(b)	Managing Broker-Dealer also agrees to indemnify Client and hold it harmless from and against any and all losses, claims, damages, liabilities, costs and expenses of every kind, nature, and description, fixed or contingent (including, without limitation, counsel’s fees and expenses and the costs of investigation and preparation for and any other costs associated with any action, proceeding, investigation or inquiry in which Client may be involved in any capacity) incurred by Client (“Client Costs”) in connection with or as a result of any matter referred to in this Agreement or arising out of any matter contemplated by this Agreement unless it shall be finally judicially determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the gross negligence or willful misconduct of Client concerning any warranties, representations, or other acts under this Agreement.

(c)	In no event shall the aggregate contribution or reimbursement amount of FTC to the Client Costs be in excess of the compensation actually received by the FTC pursuant to this Agreement.

(8)	Covenants, Representations and Warranties of Managing Broker-Dealer.

Managing Broker-Dealer represents, warrants and covenants to Client that:

(a)	it has and will maintain all registrations and memberships required to perform its obligations and services hereunder in accordance with applicable law;

(b)	it is in compliance and will comply with all applicable laws, rules and regulations regarding its provision of services hereunder;

(c)	it has not and will not knowingly take any action, directly or indirectly that would cause the Offering to violate the provisions of the Securities Act, the Securities Exchange Act of 1934 (the “1934 Act”), the respective rules and regulations promulgated thereunder (the “Rules and Regulations”) or applicable “blue sky” laws of any state or jurisdiction; and it will, insofar as is under its control, conduct the Offering in the manner prescribed by Regulation A.

(d)	FTC is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and is a broker-dealer registered as such under the 1934 Act and under the securities laws of the states in which the Securities will be offered or sold by it unless an exemption from such state registration is available; and

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(e)	it has not taken and will not knowingly take any action, directly or indirectly, that may cause the Offering to fail to be entitled to exemption from registration under United States federal securities laws, or applicable state securities or “blue sky” laws, or the applicable laws of the foreign countries in which the securities may be offered or sold by it.

(9)	Term; Termination; Survival of Provisions.

The term of this Agreement, shall commence on the date hereof and shall continue, unless earlier terminated pursuant to the provisions of this section, for 12 months, automatically renewable thereafter for monthly periods unless either party informs the other in writing thirty (30) days prior to the end of the current term of its intent to terminate this Agreement. This Agreement may be terminated prior to the end of the current term, by mutual written consent of the parties hereto:

(a)	by either party, upon 30 days’ prior written notice, if a closing with respect to the Offering does not occur within 12 months of the date hereof; and

(b)	by Managing Broker-Dealer in the event that Client fails to pay any amount due hereunder within 30 days of the due date.

Termination of this Agreement will not affect Managing Broker-Dealer’s right to receive all Fees earned, but not paid, prior to the date of termination. It is understood and agreed that the provisions of this Agreement relating to the payment of fees and expenses, confidentiality and indemnification shall survive any termination of this Agreement.

(10)	Confidential Information.

Each party hereto understands that the other party has disclosed or may disclose confidential and proprietary information relating to its own business, including, without limitation, names and expertise of employees and consultants, names of contacts and investors, and business, financial, customer and product development plans (“Confidential Information”). Each party agrees not to divulge any such Confidential Information of the other party to any third party, except to its affiliates and its and their respective authorized representatives, agents, independent contractors, consultants, attorneys, accountants and financial advisers, or as may be necessary or appropriate to carry out the terms of this Agreement (including without limitation disclosing Confidential Information to prospective purchasers or investors and their respective attorneys and Advisers), or as may be required or requested to be disclosed by order of a court, administrative agency or governmental body or self-regulatory organization, or by any rule, law or regulation, or by subpoena or any other legal or administrative process, or as requested by any regulator or self-regulatory organization, or to enforce this Agreement, or to prosecute or defend any actual or threatened claim, suit, action or proceeding. In the event of such disclosure pursuant to court, agency, or other order/legal process, Managing Broker-Dealer shall notify Client at least ten (10) days prior to such disclosure so as to allow Client a reasonably opportunity to seek a protective order. Notwithstanding the foregoing, the parties agree that Confidential Information shall not include information which (a) is known by the non-disclosing party prior to its disclosure by the disclosing party and is not subject to other confidentiality obligation, (b) is or becomes publicly known through no breach of this Agreement, (c) is received from a third party without a breach of any confidentiality obligation known to the non-disclosing party, (d) is independently developed by the non-disclosing party or (e) is disclosed with the disclosing party’s prior written consent.

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Managing Broker-Dealer shall regard and preserve as confidential all information provided by Client, including but not limited to Confidential Information as defined above, which has not become a matter of general public knowledge. All such information provided by Client shall be deemed confidential whether obtained by Managing Broker-Dealer by reason of this Agreement or before the effective date of this Agreement. Client authorizes Managing Broker-Dealer to furnish confidential information as may be necessary to effectuate the purposes of this Agreement to Selected Dealers, Potential Investors, and others who agree to the confidentiality provisions of this Section 10. Managing Broker-Dealer agrees not to disclose any trade secret or Confidential Information (financial or otherwise) to any third party without the prior written authorization of a duly-authorized Client representative, which written authorization may be provided by email.

Notwithstanding anything else in this Agreement to the contrary, the parties acknowledge that a breach of this Paragraph 10 may result in damages that are not easily computed or compensated by monetary relief. Therefore, in the event that Managing Broker-Dealer violates this Paragraph 10, Client reserves the right to seek preliminary and permanent injunctive relief including, but without limitation, a temporary restraining order, in addition to any damages, along with any other rights or remedies at law or equity to which Client may be entitled.

(11)	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. Except as may be permitted under Paragraph 1, a party may not assign this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld.

(12)	Interpretation and Enforcement; Governing Law.

(a)	This Agreement and its interpretation and enforcement shall be governed by the laws of the State of California and without regard to its principles of conflicts of law.

(b)	If any provision of this Agreement is deemed by an authority of competent jurisdiction to be unenforceable or contrary to applicable law, such provision shall be enforced to the maximum extent permitted by law to affect our intentions hereunder, and the remainder of this Agreement shall continue in full force and effect.

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(c)	Neither the failure to insist upon strict compliance with Agreement nor any course of conduct, including without limitation failure on any party’s part to exercise or delay in exercising any rights, shall constitute a waiver by such party of any of its rights hereunder. No single or partial exercise by any party of any right shall preclude any other or future exercise by any party of any such right or the exercises by such party of any other single or partial right. Any waiver by any party must be in writing and signed by such party and shall be effective only for the purpose and in the specific instance for which it is given.

(13)	Arbitration

The parties agree that any dispute relating to or arising out of this Agreement or the interpretation or performance of this Agreement shall be submitted to arbitration in Nevada, under the auspices of FINRA Dispute Resolution, Inc., in accordance with the rules of FINRA with respect to arbitration of disputes between FINRA members and customers. Each party will be responsible for its respective costs of any such arbitration, including forum fees and fees and expenses of legal counsel.

THE PARTIES ACKNOWLEDGE THAT:

•	BY CONSENTING TO ARBITRATION THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY A JURY.

•	DISCOVERY IN ARBITRATIONS MAY BE MORE LIMITED THAN IN COURT PROCEEDINGS.

•	ARBITRATORS ARE NOT NECESSARILY BOUND BY RULES OF LAW IN MAKING AWARDS, AND ARE NOT NECESSARILY REQUIRED TO ISSUE A REASONED OPINION IN SUPPORT OF THEIR AWARDS.

•	THERE IS ONLY A LIMITED RIGHT TO APPEAL FROM AN ADVERSE DECISION BY AN ARBITRATION PANEL.

(14)	Counterparts.

For the convenience of the parties, this Agreement may be executed in any number of counterparts by facsimile transmission or electronic .pdf form, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same agreement.

(15)	Entire Agreement; Amendments

This Agreement effective as of the Effective Date embodies the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, and may not be amended, supplemented or modified absent a written instrument signed by the parties hereto.

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(16)	Notices.

Unless otherwise specified in this Agreement, all communications under this Agreement will be given in writing, sent by hand delivery, overnight courier or registered mail to the address set forth below the signature of each party or to such other address as such party will have specified in writing to the other party hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two days after dispatch. Except as expressly provided herein, under no circumstances will communication or notification via email be deemed as contemplated by this Agreement.

(17)       Third Party Rights; Limited Duties; No Recourse to owners of Managing Broker-Dealer.Nothing in this Agreement shall be construed to confer upon any third party a right of action under this Agreement or any other right whatsoever. Managing Broker-Dealer owes no duty, fiduciary or otherwise, to any officer, director, owner, partner, investor, shareholder or member of, or auditor, attorney or adviser to, the Client, even if advised that any of them may be relying on any written or oral advice or recommendation made by Managing Broker-Dealer or any of its affiliates (or any of their respective employees or agents), or receiving any report or advice prepared by Managing Broker-Dealer or any of its affiliates. Managing Broker-Dealer owes no duty or obligation, fiduciary or otherwise, to the Client, other than the express contractual obligations set forth in this Agreement. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of Managing Broker-Dealer or any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of the Managing Broker-Dealer arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transaction contemplated hereby, including, without limitation, any alleged non-disclosure or misrepresentations made by any such persons or entities.

If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed counterpart to Managing Broker-Dealer at your earliest convenience. We look forward to working with you to the successful conclusion of this engagement and developing a long-term relationship.

[Signature page follows]

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Very truly yours,

FinTech Clearing, LLC

By:	/s/ Brian Park
Brian Park
President
Address for notices:
15260 Ventura Blvd. Floor 20, Sherman Oaks, CA 91403

ACCEPTED AND AGREED AS OF

Date: 6/9/2017

Electromedical Technologies, LLC

By:	/s/ Matthew Wolfson
Name: Matthew Wolfson
Title: CEO
Address for notices:
16561 N 92nd ST Suite 101, Scottsdale, AZ 85260

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Exhibit A

Offering Deposit Account Agency Agreement

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